Exhibit 107

Calculation of Filing Fee Tables

S-1 (Amendment No. 1)

(Form Type)

Sharing Economy International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	2,000,000,000	$0.0025[1]	$5,000,000	0.00011020	$551.00
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(c)	294,117,647	$0.017[2]	$5,000,000	0.00009270	$551.00
	Total Offering Amounts					$5,000,000		$551.00
	Total Fees Previously Paid							$463.50[3]
	Total Fee Offsets							---
	Net Fee Due							$87.50

1 This offering price has been estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the common stock of the Company as reported on the OTCQB tier of the OTC Markets Group, Inc. on December 29, 2022.

2 This offering price was estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the common stock of the Company as reported on the OTCQB tier of the OTC Markets Group, Inc. on October 25, 2021.

3 A registration fee of $463.50 has previously been paid in connection with the initial filing of this Registration Statement on Form S-1 with the Securities & Exchange Commission on October 26, 2021. Accordingly, only the difference between the amount already paid and the amount owed under the higher fee rate provided in the table above, or $87.50, is being paid with this Amendment No. 1 to the Registration Statement.